SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Check the appropriate box:


[x]     Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

[ ]     Definitive Proxy Statement

[ ]     Definitive Additional Materials

[ ]     Soliciting Material under Rule 14a-12



                       NEW YORK REGIONAL RAIL CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ] Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
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    paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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                       NEW YORK REGIONAL RAIL CORPORATION
                                4302 First Avenue
                            Brooklyn, New York 11232

                                     , 2004

Dear Stockholder:

         This Consent Solicitation Statement is furnished to the stockholders of New York Regional Rail Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of written consents on behalf of the Board of Directors of the Company with respect to the following proposals (the "Proposals"):

1. the filing of an amendment to the Company's Certificate of Incorporation which will increase the number of authorized shares of common stock, $.0001 par value, from 200,000,000 to 280,000,000 shares; and

2. the ratifying of the transactions contemplated by the Investment Agreement dated February 4, 2004 by and between the Company and Transit Rail LLC (the "Investor"), pursuant to which, among other things: (i) the Investor has agreed to purchase 2,500 shares of the Company's Series D Preferred Stock, (ii) the Company has expanded the size of the Board of Directors from four directors to five directors, and (iii) the Company has agreed to authorize additional shares of common stock such that the Company will have a sufficient number of shares of common stock as is required in connection with all outstanding options, warrants and conversion rights.

         The Company is not holding a meeting of stockholders in connection with the Proposals, and is instead seeking approval by solicitation of written consents. Only stockholders of record at the close of business on our record date of _________, 2004 will be entitled to submit consents on the Proposals. To consent to the Proposals, you must submit a properly executed consent no later than 5:00 P.M., Eastern Standard Time, on __________, 2004 unless otherwise extended by our Board of Directors in its sole discretion. You may revoke your consent with respect to a Proposal by written notice to the undersigned received at any time prior to the time that we receive sufficient written consents to approve that Proposal. If you wish to consent to Proposal No.1, but not Proposal No.2 , you may so mark and return a Consent. However, if you consent to Proposal No.2, then such consent shall automatically be deemed a consent to Proposal No. 1, regardless of how you mark your Consent. If you do not wish to consent to either Proposal, you need not return a Consent, since "Withheld" votes, broker "non-votes" and abstentions will have the effect of voting "Against" the Proposals.

                                          By Order of the Board of Directors

                                        /s/___________________________
                                        Secretary

Dated                   2004

Your participation is very important, please mark, date, sign and return promptly the enclosed consent in the stamped return envelope provided. Your prompt return of the consent will help avoid the additional expense of further solicitation.

The deadline for submitting your consent is 5:00 P.M., Eastern Standard Time, on _______ 2004, unless otherwise extended by our board of directors.



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                         CONSENT SOLICITATION STATEMENT

                               GENERAL INFORMATION

Unless otherwise noted (1) the terms "us", "we", "our" and the "Company" refers to New York Regional Rail Corporation and its subsidiaries, (2) the term "Common Stock" refers to our common stock and the term"stockholder(s)" refer to the holders of the Company's Common Stock, and Series C Preferred Stock, and (3) the term "Board" refers to our Board of Directors.

Information Regarding Consents

     This Consent Solicitation Statement is furnished in connection with the solicitation of stockholder consents by the Board. Our Board is soliciting these consents in lieu of a meeting of stockholders. To consent to the Proposals, return the enclosed consent no later than 5:00 P.M., Eastern Standard Time, on ________, 2004, unless otherwise extended by our Board (the "Consent Date").

Record Date and Consent Rights; Consents Required for Approval

     Our Board has fixed the close of business on _________ 2004 as the record date for determining the stockholders entitled to receive notice of and to provide written consents on the Proposals. As of the record date, there were 199,806,193 shares of Common Stock issued and outstanding and 440,000 shares of Series C Preferred Stock and 500 shares of Series D Preferred Stock outstanding. Each share of Common Stock is entitled to one vote. Each share of Series C Preferred Stock is entitled to 300 votes. Currently, the shares of Series D Preferred Stock are not entitled to vote. The Common Stock will constitute a separate voting group on Proposal No. 1. The approval of (i) the holders representing a majority of the outstanding Common Stock and (ii) the holders of a majority of votes for the Common Stock and Series C Preferred Stock voting collectively as a group, will each be required to approve Proposal No.1. The consent of the holders of a majority of the Common Stock and the Series C Preferred Stock voting collectively as a group will be required with respect to the proposal to ratify Proposal No. 2, including the transactions contemplated by the Investment Agreement dated February 4, 2004 by and between the Company and Transit Rail LLC (the "Investor"). Accordingly, (i) consent from the holders of 99,903,097 shares of Common Stock and the holders of votes for 165,903,097 shares of Common Stock and Series C Preferred Stock voting collectively as a group is required to approve Proposal No. 1 and (ii) consents from the holders of votes for 165,903,097 shares of Common Stock and Series C Preferred Stock voting collectively as a group is required to ratify Proposal No. 2.
  If you wish to consent to Proposal No.1, but not Proposal No.2 , you may so mark and return a Consent. However, if you consent to Proposal No.2, then such consent shall automatically be deemed a consent to Proposal No. 1, regardless of how you mark your Consent. In connection with the Investment Agreement, the Investor was granted a proxy to vote the shares of Series C Preferred Stock, which currently represents the right to vote approximately 39.8% of the Company's voting securities and which the Investor intends to vote in favor these Proposals.

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     The Company is incorporated in the State of Delaware and is subject to the
Delaware General Corporation Law. Section 228 of the Delaware General Corporation Law permits the Company's stockholders to approve the Proposals by written consent and without a meeting, if the requisite number of stockholders sign written consents. To consent to the Proposals, you must complete and submit the enclosed consent on or before the Consent Date. If you wish to consent to Proposal No.1, but not Proposal No.2 , you may so mark and return a Consent. However, if you consent to Proposal No.2, then such consent shall automatically be deemed a consent to Proposal No. 1, regardless of how you mark your Consent. If you do not wish to consent to either Proposal, you need not take any action, since "Withheld" votes, broker "non-votes" and abstentions will have the effect of voting "AGAINST" these proposals. All written consents that we receive, regardless of when dated, will expire upon the Consent Date, unless that date is extended by our Board.

Voting and Revocation of Consents

     All shares represented by valid consents that the Company receives before the Consent Date will be deemed to have CONSENTED to each Proposal unless otherwise marked or unless the consent is properly revoked. If the Company receives the requisite number of executed consents approving a Proposal before the Consent Date, then that Proposal shall be deemed approved.

     You may revoke your consent to a Proposal at any time prior to the time that the Company receives the requisite number of consents to approve that Proposal. A revocation may be in any written form validly signed by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to our Secretary by mail or by facsimile and will be effective upon receipt by us.

Costs of Solicitation

    The Company will pay the expenses of printing, assembling and mailing these consents. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, except for reimbursement of actual expenses, may solicit consents personally or by other appropriate means. We will also reimburse brokerage firms and custodians, nominees and fiduciaries for out-of-pocket expenses incurred in sending these consent solicitation materials to, and obtaining instructions from, beneficial owners.

Recommendation of our Board

     Our Board unanimously recommends that you CONSENT to BOTH of the Proposals.

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                                 PROPOSAL NO. 1
               TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
                 TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                  COMMON STOCK FROM 200,000,000 TO 280,000,000

         The Board of Directors proposes to amend Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 200,000,000 to 280,000,000. The purpose of the Proposal is to enable the Company to honor exercises of all currently existing options, warrants, conversion rights and other rights to acquire shares of Common Stock and to make available a limited number of additional shares of Common Stock for future corporate transactions. Other than for shares needed to honor currently existing options, warrants, conversion rights and other rights to acquire shares, the Company has no present plan to issue the additional shares of Common Stock to be authorized pursuant to this Proposal. The Board of Directors strongly believes that this Proposal is in the best interests of the Company and its stockholders. The Board of Directors approved this Proposal on February 4, 2004. If this Proposal is adopted by the stockholders, the Company will file a Certificate of Amendment with the Delaware Secretary of State amending the Company's Certificate of Incorporation in accordance with this Proposal. The text of Article FOURTH, as it is proposed to be amended, is set forth in Exhibit I to this Consent Solicitation Statement.

BACKGROUND.

          Under the Company's Certificate of Incorporation as presently in effect, the Company has 200,000,000 shares of authorized Common Stock. As of the mailing date of this Consent Solicitation Statement 199,806,193 shares of the Company's Common Stock were issued and outstanding. In addition, there are options, warrants, conversion rights and other rights to acquire shares of Common Stock outstanding that are exercisable for an aggregate of 36,825,064 shares of Common Stock, subject to adjustment, which excludes 31,248,016 shares of Common Stock issuable upon the conversion of 2,500 shares of Series D Preferred Stock. Based on the assumption that the Proposal will be approved by June 4, 2004 the number of shares of Common Stock also excludes (i) approximately 33,000,000, shares of Common Stock, as of June 4, 2004, issuable to the holder of the shares of Series C Preferred Stock which have been waived by the holder of the shares of Series C Preferred Stock in the event that this Proposal is approved by such date and (ii) additional shares of Common Stock issuable as a penalty to (A) the Investor, as the holder of the Series D Preferred Stock with respect to 31, 248,016 shares of Common Stock issuable upon the conversion thereof and (B) holders of rights (the "Rights Holders") to receive 8,654,992 shares of Common Stock; accruing at the rate 0.5% to 2% of the number of shares due to such persons commencing August 4, 2004 and every 60 days thereafter until the additional shares are authorized.

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         In the event that this Proposal is not approved by the stockholders, then the Company will not be able to meet its obligations to holders of outstanding options, warrants, conversion rights and other rights to acquire shares of Common Stock and may be in default pursuant to such agreements. In addition, if this Proposal is not approved the Company will be unable to issue shares of Common Stock in connection with any additional equity financing, to enter into strategic joint ventures or collaborative business arrangements involving the issuance of Common Stock, or to issue shares of Common Stock in any other transaction. Consequently, the inability of the Company to issue additional shares of Common Stock could have a material adverse effect on the Company, which may cause the Company to curtail or cease operations.

PURPOSE OF THE PROPOSAL.

         The immediate purpose of this Proposal is to make available a sufficient number of shares of Common Stock to permit the Company to honor an exercise or conversion of all existing options, warrants, conversion rights and other rights to acquire shares of Common Stock, including the shares of Series D Preferred Stock. Pursuant to the Investment Agreement with the Investor, the Company will receive $1,000 per share upon the purchase of 2,500 shares of Series D Preferred Stock. The Company's Board of Directors believes that this investment is crucial to the Company. In addition, the authorization of additional shares of Common Stock pursuant to this Proposal will permit the Company to issue additional shares of Common Stock (subject to the approval of the Board of Directors, the Investor and the holder of the Series C Preferred Stock in certain instances through February 4, 2005), without the delay and uncertainty inherent in obtaining future stockholder approval for the authorization of additional shares of Common Stock. The additional shares of Common Stock, together with other authorized and unissued shares, generally would be available for issuance without any requirement for further stockholder approval, unless stockholder action is required by applicable law or by the rules of the stock exchange on which the Company's securities may then be listed.

EFFECT OF CHANGE.

         Decrease in the Potential for Dilution Pursuant to Existing Agreements

         If this Proposal is approved by the stockholders as contemplated herein, certain obligations of the Company to issue additional shares of Common Stock will be waived or avoided as described below.

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         The issuance of approximately 33,000,000 shares of Common Stock, as of
June 4, 2004, to the holder of the shares of Series C Preferred Stock has been waived provided that this Proposal is approved by such date. In addition, the issuance of shares Common Stock as a penalty to the holder of the Series D Preferred Stock and the Rights Holders will not accrue if this Proposal is approved by August 4, 2004. However, the Company is obligated to issue such shares of Common Stock in the event that this Proposal is not approved as provided herein. Such issuance of shares of Common Stock in the future will cause significant dilution to the Company's existing stockholders. If this Proposal is approved prior to June 4, 2004, then such shares of Common Stock will not be issuable and no additional dilution to the Company's existing stockholders will occur.

         General

         The Board of Directors would, unless prohibited by applicable law or pursuant to the terms of the Investment Agreement until February 4, 2005, have a limited number of additional shares of Common Stock available to effect transactions (including private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. Such action, however, could discourage an acquisition of the Company which stockholders might view as desirable. In addition, since the Company's stockholders have no preemptive rights to purchase additional shares of Common Stock issued, the issuance of such shares could dilute the interests of the current stockholders of the Company.

         The authorization of additional shares of Common Stock will also enable the Company to honor the exercise of warrants to purchase up to 7,395,004 shares of Common Stock, which are exercisable at a price of either $0.12 or $0.18 per share. Under the terms of the warrants, the warrants do not expire until 90 days after the effectiveness of a registration statement covering a resale of the shares of Common Stock underlying the warrants. If the Company has a sufficient number of shares of Common Stock to honor the exercise of such warrants, then the Company will be able to file a registration statement covering a resale of the shares of Common Stock underlying the warrants. Upon the effectiveness of the registration statement the warrants will either be exercised and the Company will receive gross proceeds of up to approximately $1,800,000 or the warrants will expire 90 days after the effectiveness of the registration statement.

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         In connection with the Investment Agreement, the Investor was granted a proxy to vote the shares of Series C Preferred Stock, which currently represents the right to vote approximately 39.8% of the Company's voting securities and which the Investor intends to vote in favor this Proposal . As a result of the grant of the proxy the Investor has the ability to exert substantial influence on the Company. Upon the purchase of 1,700 shares of Series D Preferred Stock and the conversion of all of the outstanding shares of Series C Preferred Stock each share of Series D Preferred Stock shall be entitled to 120,000 votes. Therefore, if the Investor purchases 2,500 shares of Series D Preferred Stock the Investor will have the majority of the votes on matters submitted to a vote of the stockholders (assuming no increase in the number of authorized shares in excess of 280,000,000). As a result upon the approval of this Proposal the Investor's ability to control the Company will increase and the Investor will be able to control the outcome of matters submitted to a vote of the stockholders of the Company.





THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 200,000,000 TO 280,000,000.

                                 PROPOSAL NO. 2
                   TO RATIFY THE TRANSACTIONS CONTEMPLATED BY
                 THE INVESTMENT AGREEMENT DATED FEBRUARY 4, 2004
                   BY AND BETWEEN THE COMPANY AND THE INVESTOR

INVESTMENT AGREEMENT

         On February 4, 2004, the Company and the Investor entered into an agreement (the "Investment Agreement") pursuant to which the Investor has agreed to purchase 2,500 shares of the Company' s Series D Preferred Stock at a purchase price of $1,000 per share. Under the terms of the Investment Agreement, the Investor purchased 500 shares of Series D Preferred Stock on February 4, 2004 and the Company has the right to deliver a put notice to the Investor to purchase an additional 2,000 shares of Series D Preferred Stock in increments of 200 to 500 shares of Series D Preferred Stock once every 15 days over a period of 12 months. In the event that the Investor has not purchased at least 1,700 shares of Series D Preferred Stock pursuant to put notices from the Company by June 3, 2004, then the Investor shall have the right to purchase the balance of the shares of Series D Preferred Stock until August 2, 2004. Pursuant to the Investment Agreement, until February 5, 2005, the Company cannot take certain significant corporate actions without the prior written consent of the Investor and John Marsala, the holder of 440,000 shares of the Company's Series C Preferred Stock. Pursuant to the Investment Agreement, the Company expanded the size of the Board of Directors to five and the Investor designated Donald Hutton and Douglas Szalasny to serve as members of the Board of Directors.

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         SERIES D PREFERRED STOCK

         Commencing February 4, 2005 the shares of Series D Preferred Stock are convertible into shares of Common Stock at conversion prices of $0.04 to $0.20 per share, an aggregate of 31,248,016 shares of Common Stock. However, in the event of the Investor's breach pursuant to the Investment Agreement or the Tri-Party Agreement, as defined below, then the shares of Series D Preferred Stock shall be automatically converted into shares of Common Stock at a conversion price of $0.20 per share. The shares of Series D Preferred Stock shall not be entitled to vote or otherwise participate in any proceeding in which action shall be taken by the stockholders of the Company until such time as the Investor has purchased at least 1,700 shares of Series D Preferred Stock. Upon the purchase of 1,700 shares of Series D Preferred Stock and the conversion of all of the outstanding shares of Series C Preferred Stock each share of Series D Preferred Stock shall be entitled to 120,000 votes.

TRI-PARTY AGREEMENT

         In connection with the Investment Agreement, the Company, the Investor and John Marsala, entered into an agreement (the "Tri-Party Agreement"), pursuant to which Mr. Marsala (i) granted the Investor an irrevocable proxy with respect to 440,000 shares of Series C Preferred Stock for a period of up to 12 months and (ii) agreed to convert 440,000 shares of Series C Preferred Stock into shares of Common Stock upon the Investor purchasing 1,700 shares of Series D Preferred Stock. Under the terms of the Series C Preferred Stock, each share of Series C Preferred Stock is entitled to 300 votes per share. Based upon 199,806,193 shares of Common Stock issued and outstanding, the proxy represents the right to vote approximately 39.8 % of the Company's voting securities. The Investor intends to vote the shares of Series C Preferred Stock in favor this Proposal. As part of the transactions consummated pursuant to the Tri-Party Agreement and the Investment Agreement, the Company and Mr. Marsala entered into an agreement pursuant to which Mr. Marsala waived his rights to certain additional shares of Series C Preferred Stock under the terms and conditions of the Series C Preferred Stock provided that the Company has a sufficient number of authorized shares of Common Stock with respect to all outstanding options, warrants and conversion rights no later than June 3, 2004. Pursuant to the Tri-Party Agreement, in the event that the Company does not have a sufficient number of authorized shares of Common Stock with respect to all outstanding options, warrants and conversion rights by June 3, 2004, then Mr. Marsala has agreed to assign to the Investor 50% of the shares which Mr. Marsala is entitled to receive pursuant to the agreement between Mr. Marsala and the Company.

INFORMATION ABOUT THE INVESTOR

         The funds utilized by the Investor to purchase the 500 shares of Series D Preferred Stock were provided by an affiliate of the Investor under common control with the Investor.

                  Gordon Reger, controls the Investor through his indirect ownership and control of the Investor. Gordon Reger and his affiliated group of companies (collectively, the "Reger Group") own or operate a fleet of approximately 575 rail cars that transport construction and demolition ("C&D") material generated from high-cost disposal markets in the Northeastern United States to low-cost landfills located in the Midwest. The Reger Group owns and operates rail-served transfer stations in Connecticut and Massachusetts which handle C&D material. The Reger Group also provides rail disposal services for the largest transfer station in New York City and operates a municipal solid waste landfill in Ohio. Currently, the Reger Group has agreements to purchase additional assets related to its waste handling and rail served transportation business. The Reger Family has been involved in waste handling and transportation for over 30 years and has approximately 100 employees. The Reger Groups' headquarters is located in West Seneca, New York.

         In addition to the waste handling and transportation businesses described above, Mr. Reger has significant investments in commercial and residential real estate in New York, Massachusetts, Rhode Island and Florida.



THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO RATIFY THE TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT DATED FEBRUARY 4, 2004 BY AND BETWEEN THE COMPANY AND THE INVESTOR.


                                OTHER INFORMATION

     You can obtain additional information regarding the Company on the EDGAR website maintained by the SEC at www.sec.gov; or by writing to or calling the Company's Secretary at NEW YORK REGIONAL RAIL CORPORATION, 4302 First Avenue Brooklyn, New York 11232 tel. (718) 788-3690. The information in the Company's Current Report on Form 8-K filed on February 19, 2004, which includes as exhibits among other things, copies of the Investment Agreement, the proxy granted to the Investor and the Tri-Party Agreement, is incorporated by reference into this Consent Solicitation Statement.

     Any statement contained in a document deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

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                                          By order of the Board

                                          Joel Marcus
                                         Secretary

Brooklyn, New York
_____________, 2004

                                       9
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                                    EXHIBITS


EXHIBIT I           Amendment to Certificate of Incorporation



                                       10
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                                                                    EXHIBIT I

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       NEW YORK REGIONAL RAIL CORPORATION


         NEW YORK REGIONAL RAIL CORPORATION (hereinafter called the "corporation"), a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, does hereby certify:


1.                  The name of the corporation is New York Regional Rail
                    Corporation

2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new
                    Article:

                    FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is two hundred eighty one million (281,000,000) which shall consist of (i) two hundred eighty million (280,000,000) shares of common stock, $.0001 par value per share (the "Common Stock"), and (ii) one million (1,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock").



         3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                                                   -------------------------

Executed on this          day of ___________________, 2004.





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